Exhibit 10.2
VOLCANO CORPORATION
DIRECTOR COMPENSATION POLICY
ADOPTED: June 6, 2007
LAST REVISED EFFECTIVE: May 15, 2013
This Director Compensation Policy (this “Policy”) shall operate automatically, without the need for additional action by the board of directors (the “Board”) of Volcano Corporation (the “Company”). However, as noted in this Policy, the Board may, in its sole discretion, choose to take actions to amend the terms of the default compensation provisions.
A. Directors. All non-employee members of the Board shall receive the following compensation pursuant to this Policy:

1)	Annual cash compensation in an amount equal to $50,000, accruing monthly and payable on a quarterly basis at the end of each calendar quarter of service, as an annual retainer for Board service.

2)
In addition to the cash compensation set forth in Section A(1) immediately above, the Chairman of the Board shall receive an annual payment in an amount equal to $50,000, payable on a quarterly basis at the end of each calendar quarter of service, as a retainer for his or her service as the Chairman of the Board;  provided, however, that the Board may, in its sole discretion, adjust the amount based on the services to be performed, or contributions to be provided, by the Chairman of the Board to the Company; and  provided further that such annual payment for service as the Chairman of the Board shall be reduced by any amounts received during such year pursuant to Sections B(2), C(2) and D(2) below, for service as Chairman of the Audit Committee, Compensation Committee and Corporate Governance Committee, respectively.

3)	Reasonable out-of-pocket travel expenses, to cover in-person attendance at and participation in Board meetings.

4)
For each non-employee director who did not previously serve as an employee-director, subject to the terms and conditions of the Company's Amended & Restated 2005 Equity Compensation Plan (such plan, or any successor plan thereto, the “Stock Plan”), on the date that such non-employee director is first elected or appointed to the Board, the director will receive, without further action by the Board:

(a)
A stock option to purchase shares of the Company's Common Stock (the “Common Stock”) (an “Initial Option Grant”) covering the number of shares of Common Stock (rounded down to the nearest whole share) having a Black-Scholes value, determined as of the grant date, equal to $87,500. The Initial Option Grant will vest as to 1/36th of the shares subject to the Initial Option Grant each month, commencing one month after the date of election or appointment.

(b)
A restricted stock unit (the “Initial RSU Grant”) covering the number of shares of Common Stock (rounded down to the nearest whole share) having a Fair Market Value, determined as of the grant date pursuant to the applicable stock plan, equal to $87,500 (that is, $87,500 divided by the Fair Market Value of a share of Common Stock on the date of grant). The Initial RSU Grant will vest as to 1/3 rd of the shares subject to the Initial RSU Grant on each anniversary of the date of election or appointment.

(c)
If the director is first appointed or elected effective on a date other than at the annual meeting of stockholders, an additional stock option to purchase Common Stock (a “Prorated Annual Option”) covering the number of shares of Common Stock (rounded down to the nearest whole share) having a Black-Scholes value, determined as of the grant date, equal to the product of (i) $62,500 and (ii) a fraction, the numerator of which is (1) twelve less (2) the number of whole months that have elapsed from the date of the last annual meeting of stockholders until the date of such election or appointment (such numerator, the “Vesting Period”), and the denominator of which is twelve (such fraction, the “Applicable Fraction”). The shares subject to the Prorated Annual Option will vest on an equal monthly basis over the Vesting Period, commencing one month after the date of election or appointment, as to such number of shares as shall equal the product obtained by multiplying the number of shares subject to the Prorated Annual Option by a fraction, the numerator of which is one and the denominator of which equals the Vesting Period. For example, if the last annual meeting of stockholders was held on June 1, 2011 and a director is elected or appointed to the Board for the first time on August 15, 2011, the Applicable Fraction would be 10/12, and the Prorated Annual Option would vest as to 1/10 th of the shares subject to the Prorated Annual Option per month over 10 months.

(d)
If the director is first appointed or elected effective on a date other than at the annual meeting of stockholders, an additional restricted stock unit to purchase Common Stock (a “Prorated Annual RSU”) covering the number of shares of Common Stock (rounded down to the nearest whole share) having a Fair Market Value, determined as of the grant date pursuant to the applicable stock plan, equal to the product of (i) $62,500 and (ii) the Applicable Fraction. The shares subject to the Prorated Annual RSU will vest in full on the earlier of the date of the next annual meeting of the stockholders and the date of the first anniversary of the last annual meeting of stockholders.

(e)
For the avoidance of doubt, in the event that the number of whole months that have elapsed from the date of the last annual meeting of stockholders until the date an eligible director is elected or appointed to the Board for the first time shall exceed eleven, no Prorated Annual Option or Prorated Annual RSU shall be granted to such director.

(f)
Vesting of an Initial Option Grant, an Initial RSU Grant, a Prorated Annual Option and a Prorated Annual RSU will cease if the non-employee director resigns from the Board or otherwise ceases to serve as a non-employee director, unless the Board determines that the circumstances warrant continuation of vesting.

5)
Subject to the terms and conditions of the Stock Plan, and without further action by the Board, on the date of each annual meeting of stockholders, each non-employee director who is then serving as a director of the Company or who is appointed or elected to the Board on the date of such annual meeting of stockholders will receive:

(a)
A stock option to purchase shares of the Company's Common Stock (an “Annual Option Grant”) covering the number of shares of Common Stock (rounded down to the nearest whole share) having a Black-Scholes value, determined as of the grant date, equal to $62,500 for all non-employee directors other than the Chairman of the Board and $87,500 for the Chairman of the Board. The Annual Option Grant will vest as to 1/12th of the shares subject to the Annual Option Grant each month, commencing one month after the date of grant.

(b)
A restricted stock unit (an “Annual RSU Grant”) covering the number of shares of Common Stock (rounded down to the nearest whole share) having a Fair Market Value, determined as of the grant date pursuant to the applicable stock plan, equal to $62,500 for all non-employee directors other than the Chairman of the Board and $87,500 for the Chairman of the Board (that is, $62,500 or $87,500, as applicable, divided by the Fair Market Value of a share of Common Stock on the date of grant). The Annual RSU Grant will vest as to all of the shares subject to the Annual RSU Grant on the earlier of the date of the next annual meeting of the stockholders and the first anniversary of the date of grant.

(c)
Vesting of an Annual Option Grant and an Annual RSU Grant will cease if the non-employee director resigns from the Board or otherwise ceases to serve as a non-employee director, unless the Board determines that the circumstances warrant continuation of vesting.

B. Audit Committee. In addition to the compensation provided under any other provision of this Policy, all non-employee directors who serve on the Audit Committee will receive the following compensation:

1)	Cash compensation of in an annual amount equal to $15,000, payable on a quarterly basis at the end of each calendar quarter of service, as a retainer for Audit Committee service.

2)
In lieu of the cash compensation set forth in Section B(1) immediately above, the Chairman of the Audit Committee shall receive an annual payment in an amount equal to $25,000, payable on a quarterly basis at the end of each calendar quarter of service, as a retainer for his or her Audit Committee service.

C. Compensation Committee. In addition to the compensation provided under any other provision of this Policy, all non-employee directors who serve on the Compensation Committee will receive the following compensation:

1)	Cash compensation in an annual amount equal to $10,000, payable on a quarterly basis at the end of each calendar quarter of service, as a retainer for Compensation Committee service.

2)
In lieu of the cash compensation set forth in Section C(1) immediately above, the Chairman of the Compensation Committee shall receive an annual payment in an amount equal to $20,000, payable on a quarterly basis at the end of each calendar quarter of service, as a retainer for his or her Compensation Committee service.

D. Corporate Governance Committee. In addition to the compensation provided under any other provision of this Policy, all non-employee directors who serve on the Corporate Governance Committee will receive the following compensation:

1)	Cash compensation in an annual amount equal to $7,000, payable on a quarterly basis at the end of each calendar quarter of service, as a retainer for Corporate Governance Committee service.

2)
In lieu of the cash compensation set forth in Section D(1) immediately above, the Chairman of the Corporate Governance Committee shall receive an annual payment in an amount equal to $10,000, payable on a quarterly basis at the end of each calendar quarter of service, as a retainer for his or her Corporate Governance Committee service.

E. Payment/Grant Procedure. All cash compensation payments made pursuant to this Policy shall be paid quarterly in arrears as soon as practicable, but not later than 10 business days, after the last day of such quarter and in all cases not later than March 15 of the year following the year in which it was earned. All equity awards granted hereunder will be on the form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof). The exercise price for each share subject to any option granted hereunder will be equal to the fair market value of the Common Stock, on the date of such grant.
F. Effective Date. This Policy, as amended, shall be effective as of May 15, 2013, and without any further action needed on the part of the Board or Compensation Committee.
G. Change in Control Provisions. All options and restricted stock units granted under this Policy shall vest immediately if (i) there is a Change in Control (or comparable term, as defined in the applicable stock plan pursuant to which the award was granted); and (ii) the recipient will cease, as of the effective date of such Change in Control, to serve as a director of the Company (or as a director of the successor corporation) as a result of such Change in Control.
H. Referenced Documents.

Sections A(4), A(5) and G	Amended & Restated 2005 Equity Compensation Plan, as in effect on the applicable date of grant, and any successor thereto

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